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                                                                   EXHIBIT 99.1


NEWS RELEASE                                [GRAPHIC OMITTED][GRAPHIC OMITTED]




CONTACT:          DON RUTHERFORD
                  Aspeon, Inc.
                  949.440.8000 or INVESTOR@ASPEON.COM


                  Julie Crandall/E. E. Wang
                  Pondel /Wilkinson Group
                  310.207.9300 or INVESTOR@ASPEON.COM

                              FOR IMMEDIATE RELEASE


                    ASPEON DELISTED FROM NASDAQ STOCK MARKET

         IRVINE, CALIFORNIA - JANUARY 4, 2001 - Aspeon, Inc. (Nasdaq:ASPEE) said that it has received notification that the Nasdaq Listing Qualifications Panel has delisted the company's securities from the Nasdaq Stock Market, effective immediately. The company stated that it intends to appeal the decision.

         "We are continuing to focus on the execution of our short term strategic objectives to eliminate operating losses and build cash reserves," said Richard Stack, president and chief executive officer. "The majority of our efforts will be directed toward growing Aspeon's core Point-of-Sale products and services businesses. Our Viper product is considered by many to be one of the most cost effective and technologically advanced touchscreen computers in the industry."

ABOUT ASPEON, INC.

         Aspeon currently operates in three business segments. The Point-of-Sale (POS) products segment designs, manufactures, markets and sells open system touch screen POS computers primarily for the food service and retail industries. The Solution Services



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segment provides retail foodservice technology solutions and services that enable restaurants and retailers to capture, analyze, disseminate and use information throughout the enterprise, from the POS cash register terminal to the back office to an organization's headquarters. The Application Services Provider segment delivers integrated business application software customized to meet industry-specific requirements. Visit Aspeon at www.aspeon.com